Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-02493, 333-07263, 333-34907, 333-59241, 333-60503 and
33-59379) and the related Prospectuses and in the Registration Statements on Form S-8 (No. 333-66171 and 33-39155) pertaining to the Share Option Plan, Restricted Shares Plan, Directors Share Option Plan and Employee Share Purchase Plan of XOMA Ltd. of our report dated February 12, 1999, with respect to the consolidated financial statements of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1998.

                                             /s/ ERNST & YOUNG LLP

Palo Alto, California
March 8, 1999